Exhibit 5

              [Letterhead of The Yankee Candle Company, Inc.]

August 11, 2003

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

         Re:  The Yankee Candle Company, Inc.
               Registration Statement of Form S-8

Ladies and Gentlemen:


          I have acted as counsel to The Yankee Candle Company, Inc. (the "Company") in connection with the preparation of the Company's registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement covers shares of the common stock of the Company, par value $0.01 per share (the "Common Stock"), offered under the Company's Employee Stock Option Plan (the "Plan") and Outside Director Stock Option Agreements with Emily Woods, Michael S. Ovitz, and Ronald L. Sargent, dated June 26, 1998, November 30, 1998, and June 30, 1999, respectively (such Outside Director Stock Option Agreements, collectively, the "Agreements").

          In rendering the opinion set forth herein, I have examined originals, photocopies or conformed copies certified to my satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and I have made such other investigations, in each case as I have deemed necessary in connection with the opinion set forth herein. In my examination, I have assumed the genuineness of all sigantures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as photocopies or conformed copies.

          Based on the foregoing, I advise you that, in my opinion, the shares of Common Stock offered to eligible employees under the Plan and Agreements in connection with options granted under the Plan and Agreements will, when issued and paid for in accordance with the terms of the Plan and Agreements, be legally issued, fully paid and nonassessable.


          I am a member of the bar of the Commonwealth of Massachusetts, and in rendering this opinion I express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts and the Federal laws of the United States of America. I am opining only as to the matters expressly set forth herein and no opinion should be inferred as to any other matters.


          I hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                               Very truly yours,



                                                /s/ James A. Perley, Jr.
                                               --------------------------
                                               James A. Perley, Jr.